Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX REPORTS 20 PERCENT GROWTH IN SECOND-QUARTER
EARNINGS FROM CONTINUING OPERATIONS;
RAISES GUIDANCE FOR FISCAL YEAR

     ST. LOUIS, MO (October 27, 2004) – TALX Corporation (NASDAQ: TALX) today reported that earnings from continuing operations increased 20 percent to $3.9 million, or $0.27 per diluted share, for the fiscal second quarter ended September 30, from $3.3 million, or $0.23 per diluted share, for the year-ago period. This earnings growth reflected continued strong performance in The Work Number services and a sharply higher gross margin in unemployment cost management services.

     Revenues increased 22 percent for The Work Number services and 16 percent for unemployment cost management services. Overall, revenues grew 16 percent to $36.6 million from $31.5 million in the year-earlier quarter, including a planned decline in revenues in the non-core maintenance and support services business as the Company continues to phase out these services. Gross profit was up 19 percent to $21.6 million from $18.1 million in the year-ago period, with the gross margin rising 170 basis points to 59.0 percent from 57.3 percent the year before.

     Revenues for the first half of fiscal 2005 increased 18 percent to $72.7 million from $61.7 million the year before. Earnings from continuing operations for the first six months of fiscal 2005 were $4.1 million, or $0.29 per diluted share, which includes a reserve of $3.0 million, or $0.21 per diluted share, related to a potential SEC settlement recorded in the first quarter of fiscal 2005. Excluding this non-operating charge, earnings from continuing operations would have been $7.1 million, or $0.50 per diluted share, representing a 19 percent increase compared with $6.0 million, or $0.42 per diluted share, the year before. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measure.

     William W. Canfield, president and chief executive officer, commented, “The results were especially gratifying since improvement was realized practically across the board. The Work Number continues to play a key role in our growth strategy, and unemployment cost management services contributed to higher profits with an impressive increase in gross margin. We continued to see the benefits of our integration efforts and our focus on cost control, as SG&A expenses as a percentage of revenues declined to 39.4 percent from 39.7 percent in the year-ago quarter. More important, that contrasts with 40.8 percent in the prior sequential quarter.”

     Canfield continued, “We expect that the acquisitions of Net Profit, Inc. and TBT Enterprises, Inc., which we announced on Monday, will not only add to top-line growth in revenues, but will also provide a more robust portfolio of services and enhanced profitability. As a result of favorable operating trends plus these recent acquisitions, we are raising our guidance for the fiscal year ending March 31, 2005.” TALX is increasing its revenue estimate to a range of $151.0 million to $154.0 million from its previous guidance of $148.0 million to $152.0 million. The estimate for diluted earnings per share from continuing operations, including the $0.21 per share non-operating charge, is now a range of $0.90 to $0.92, compared to the previous estimate of $0.86 to $0.89. Excluding this non-operating charge, guidance for anticipated diluted earnings per share from continuing operations increased to a range of $1.11 to $1.13 from the previous estimate of $1.07 to $1.10. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measure.

     TALX also provided initial guidance for the third quarter. The Company expects revenues ranging from $37.0 million to $39.0 million and diluted earnings per share from continuing operations at $0.26 to $0.28.

     In the second quarter, revenues from The Work Number services increased 22 percent to $14.2 million from $11.6 million in the year-ago quarter, primarily reflecting higher transaction volume and an increase in the number of records in the database. Additionally, the current quarter includes revenues from the candidate screening and automated hiring services – HireXpress – and employment verification businesses acquired from Sheakley-Uniservice, Inc. Gross profit from The Work Number services increased 20 percent to $10.3 million from $8.5 million in the same quarter last year.

     The total number of employment records in The Work Number services database increased to 100.2 million at September 30 from 82.7 million a year ago, representing a 21 percent gain. The company added 2.4 million employment records during the quarter, a 3 percent increase over the previous sequential quarter. Total employment records under contract, including those in the contract backlog to be added to the database, increased 18 percent to 105.8 million at September 30 from 89.8 million a year earlier and 3 percent over the previous sequential quarter total of 102.6 million.

     Revenues from unemployment cost management services increased 16 percent to $21.7 million from $18.7 million in the year-ago period, primarily representing the contribution from the Sheakley unemployment business. Gross profit in the unemployment cost management services business increased 24 percent to $10.8 million from $8.7 million. Gross margin rose 350 basis points to 49.8 percent compared to 46.3 percent in the same quarter last year.

     A conference call to discuss the company’s performance during its fiscal 2005 second quarter, as well as its outlook, is scheduled for Thursday, October 28, at 9:00 a.m. Central Daylight Time. To participate in this call, dial (888) 273-9891. A slide presentation will accompany the call on the Web at www.talx.com/2005. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be in effect from 2:30 p.m. CDT on October 28, 2004 through 11:59 p.m. CDT on October 28, 2005. The replay number is (800) 475-6701 and the access code is 750453.

     TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades on The Nasdaq Stock Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends and expected benefits from the recent acquisitions of Net Profit, Inc. and TBT Enterprises, Inc., anticipated revenue and earnings in the third quarter of fiscal 2005 and for the fiscal year ending March 2005, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the risks detailed in the company’s 2004 Form 10-K under the caption “Risk Factors” in “Part 1, Item 1 – Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as residential mortgage activity and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with changes in economic conditions or unemployment compensation laws; (7) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (8) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; and (9) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except share information)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
The Work Number services	$14,188	$11,627	$28,605	$22,570
Unemployment cost management services	21,662	18,701	42,562	36,885
Maintenance and support	780	1,220	1,524	2,235

Total revenues	36,630	31,548	72,691	61,690

Cost of revenues:
The Work Number services	3,931	3,093	8,123	6,426
Unemployment cost management services	10,873	10,035	22,007	19,759
Maintenance and support	232	328	464	659

Total cost of revenues	15,036	13,456	30,594	26,844

Gross profit	21,594	18,092	42,097	34,846

Operating expenses:
Selling and marketing	6,618	5,895	13,638	11,920
General and administrative	7,779	6,623	15,449	12,639

Total operating expenses	14,397	12,518	29,087	24,559

Operating income	7,197	5,574	13,010	10,287

Other income(expense), net:
Interest income	33	13	56	37
Interest expense	(734)	(239)	(1,283)	(534)
Reserve for contingent claim	—	—	(3,000)	—
Other, net	(1)	1	(1)	4

Total other income (expense), net	(702)	(225)	(4,228)	(493)

Earnings from continuing operations before income tax expense	6,495	5,349	8,782	9,794
Income tax expense	2,565	2,086	4,654	3,796

Earnings from continuing operations	3,930	3,263	4,128	5,998
Discontinued operations, net of income taxes:
Earnings from discontinued operations, net	23	22	7	100
Gain on disposal of discontinued operations, net	106	—	280	—

Earnings from discontinued operations	129	22	287	100

Net earnings	$4,059	$3,285	$4,415	$6,098

Basic earnings per share:
Continuing operations	$0.29	$0.24	$0.30	$0.44
Discontinued operations	0.01	—	0.02	0.01

Net earnings	$0.30	$0.24	$0.32	$0.45

Diluted earnings per share:
Continuing operations	$0.27	$0.23	$0.29	$0.42
Discontinued operations	0.01	—	0.02	0.01

Net earnings	$0.28	$0.23	$0.31	$0.43

Weighted average number of shares outstanding — basic	13,732,393	13,528,326	13,701,345	13,518,042

Weighted average number of shares outstanding — diluted	14,353,299	14,300,567	14,346,777	14,162,222

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	September 30,	March 31,
	2004	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,762	$8,568
Short-term investments	7,105	1,475
Accounts receivable, net	17,349	15,456
Work in progress, less progress billings	1,697	1,714
Prepaid expenses and other current assets	4,557	10,406
Deferred tax assets, net	248	30

Total current assets	34,718	37,649
Restricted cash	—	38,645
Property and equipment, net	10,779	8,966
Capitalized software development costs, net	3,213	3,186
Goodwill	124,157	106,739
Other intangibles, net	38,791	17,387
Other assets	1,292	1,418

	$212,950	$213,990

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,379	$1,374
Accrued expenses and other current liabilities	14,870	16,794
Dividends payable	824	682
Current portion of long-term debt	10,000	10,000
Deferred tax liabilities, net	—	—
Deferred revenue	3,510	2,803

Total current liabilities	30,583	31,653
Deferred tax liabilities, net	6,886	5,912
Long-term debt, less current portion	35,000	40,000
Other non-current liabilities	2,580	2,608

Total liabilities	75,049	80,173

Commitments and contingencies Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at September 30, 2004 and March 31, 2004	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued 13,948,542 shares at September 30, 2004 and March 31, 2004	140	140
Additional paid-in capital	163,546	163,190
Accumulated deficit	(22,761)	(25,536)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $151 at September 30, 2004 and $33 at March 31, 2004	(232)	(51)
Treasury stock, at cost, 211,825 shares at September 30, 2004 and 301,041 shares at March 31, 2004	(2,792)	(3,926)

Total shareholders’ equity	137,901	133,817

	$212,950	$213,990

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net earnings	$4,415	$6,098
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,074	4,012
Deferred taxes	756	927
Net assets of business held for sale	—	(101)
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	(823)	1,690
Work in progress, less progress billings	17	(456)
Prepaid expenses and other current assets	6,100	(428)
Other assets	78	(3)
Accounts payable	5	(627)
Accrued expenses and other current liabilities	(2,519)	171
Deferred revenue	(1,213)	(297)
Other non-current liabilities	(81)	(72)

Net cash provided by operating activities	11,809	10,914

Cash flows from investing activities:
Additions to property and equipment	(3,734)	(2,242)
Decrease in restricted cash	38,645	—
Acquisitions, net of cash received	(39,891)	(1,626)
Purchases of short-term investments	(5,630)	(3,975)
Proceeds from sale of short-term investments	—	1,700
Capitalized software development costs	(997)	(501)

Net cash used in investing activities	(11,607)	(6,644)

Cash flows from financing activities:
Issuance of common stock	1,359	1,113
Purchase of common stock	—	(1,795)
Repayments under long-term debt facility	(5,000)	(8,263)
Dividends paid	(1,367)	(1,080)

Net cash used in financing activities	(5,008)	(10,025)

Net decrease in cash and cash equivalents	(4,806)	(5,755)
Cash and cash equivalents at beginning of period	8,568	9,409

Cash and cash equivalents at end of period	$3,762	$3,654

# # #

TALX Corporation and Subsidiaries
Supplemental Financial Information

The Company sometimes uses information derived from consolidated financial information but not presented in the financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). Specifically, in this release, the Company has used non-GAAP financial measures to eliminate the effect on earnings from continuing operations and diluted earnings per share of a $3.0 million charge recorded in connection with a potential SEC settlement.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that presentation of these non-GAAP financial measures provides useful information to investors because these measures exclude elements that are not believed to be indicative of the Company’s results from operations and allow for an equivalent comparison to prior period results.

Reconciliation of the Six Months Ended September 30, 2004 Adjusted Earnings from Continuing Operations to GAAP Earnings from Continuing Operations:

Adjusted earnings from continuing operations	$7.1	million
Less: Reserve for contingent claim	3.0	million

GAAP earnings from continuing operations	$4.1	million

Reconciliation of the Six Months Ended September 30, 2004 Adjusted Diluted Earnings Per Share to GAAP Diluted Earnings Per Share:

Adjusted diluted EPS from continuing operations	$0.50
Less: Reserve for contingent claim	0.21

GAAP diluted EPS from continuing operations	$0.29

Reconciliation of Adjusted Diluted Earnings Per Share Annual Guidance to GAAP Diluted Earnings Per Share Annual Guidance:

New Guidance:
Adjusted diluted EPS from continuing operations	$1.11	to	$1.13
Less: Reserve for contingent claim	0.21		0.21

GAAP diluted EPS from continuing operations	$0.90	to	$0.92

Previous Guidance:
Adjusted diluted EPS from continuing operations	$1.07	to	$1.10
Less: Reserve for contingent claim	0.21		0.21

GAAP diluted EPS from continuing operations	$0.86	to	$0.89